Exhibit 99.1

Caliber Imaging & Diagnostics Names Richard C. Christopher to Chief Financial Officer

Former CFO of DUSA Pharmaceuticals Provides Financial and Industry Strength to Executive Management Team

BOSTON and ROCHESTER, NY -- March 20, 2014 -- Caliber Imaging & Diagnostics (OTCQB: LCDX), formerly Lucid, Inc., has named Richard C. Christopher as Chief Financial Officer, effective immediately. Mr. Christopher replaces Richard J. Pulsifer.

Mr. Christopher served for eight years as Chief Financial Officer of DUSA Pharmaceuticals, Inc., until its sale to Sun Pharmaceuticals Industries Limited in 2012. DUSA Pharmaceuticals, a vertically integrated specialty dermatology company, was focused primarily on the development and marketing of its Levulan® Photodynamic Therapy technology platform for the treatment of precancerous skin lesions.

Mr. Christopher arrived at DUSA in 2000 and held a series of positions of increasing responsibility before assuming the CFO role in January 2005. In December 2012, he oversaw the sale of DUSA Pharmaceuticals to Sun Pharmaceuticals for $230 million, a 38 percent premium to market. He holds a masters of science degree in accounting from Suffolk University in Boston and a bachelor of science degree in finance from Bentley College in Waltham, Massachusetts.

Mr. Christopher said, “During my tenure at DUSA Pharmaceuticals, I came to appreciate the specific challenges facing a small publicly traded company developing new technology for the skin cancer market. In my new role at Caliber I.D., I intend to work closely with the rest of the management team and apply my insights in an effort to position the Company for future growth. I believe the strong value proposition of the VivaScope® devices offers a firm foundation for an increasingly robust bottom line.”

L. Michael Hone, Chief Executive Officer of Caliber I.D., said, “Rich Christopher has the ideal background to oversee Caliber I.D.’s future financial growth. Having been involved with a start-up company through its growth stages and eventual sale, he has specific expertise ranging from capital markets to strategic planning, that we, as an emerging company, will benefit from. We look forward to capitalizing on his keen judgment in the months and years to come. We would also like to thank Richard Pulsifer for the tremendous job he has done as CFO, and wish him the best of luck in his future endeavors.”

About Caliber Imaging & Diagnostics

Caliber Imaging & Diagnostics’ proprietary, cutting-edge VivaScope(R) system is a disruptive, noninvasive point-of-care platform imaging technology with numerous applications in dermatology, surgery and research. FDA 510(k) cleared, VivaScope has regulatory approval in most major markets. With 78 issued or pending patents worldwide, VivaScope significantly improves outcomes and reduces costs, allowing physicians to quickly detect cancerous lesions that appear benign. VivaScope dramatically reduces the need for expensive, painful and time-consuming biopsies, which show no malignancy approximately 70% of the time. VivaScope also has significant applications in testing and analysis in the cosmetics industry. For more information about Caliber I.D. and its products, please visit www.caliberid.com.

VivaScope(R) is a registered trademark of Caliber Imaging & Diagnostics.

Safe Harbor

This press release contains “forward looking statements” within the meaning of the Securities Litigation Reform Act of 1995, including the statements regarding the potential for future product revenue growth and financial performance. These statements are based on our current beliefs or expectations and are inherently subject to significant known and unknown uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved and actual results may differ materially from our beliefs or expectations due to financial, economic, business, regulatory and other factors or conditions affecting us or our industry in general, as well as more specific risks and uncertainties facing us, such as those set forth in the Risk Factors section of the 2013 10-K filed by us with the Securities and Exchange Commission.

Contact:

Company Contact:
Richard Christopher
Chief Financial Officer
(617) 348-9820

Public Relations Contacts:
Dian Griesel Int’l.
Susan Forman or Laura Radocaj
(212) 825-3210
sforman@dgicomm.com
lradocaj@dgicomm.com